Exhibit 99.2

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0) 1256 894000 Fax +44 (0) 1256 894708 www.shire.com

Press Release

SHIRE AGREES TO ACQUIRE NEW RIVER TO GAIN FULL
CONTROL OF VYVANSE™, ITS FUTURE FLAGSHIP PRODUCT
FOR ADHD
     All cash transaction for $2.6 billion
funded by $2.3 billion new debt facilities and
$800 million equity financing.

Basingstoke, UK and Philadelphia, PA, US – February 20, 2007 – Shire plc (LSE: SHP.L; NASDAQ: SHPGY; TSX: SHQ) (“Shire” or the “Company”) announces today that it has agreed to acquire New River Pharmaceuticals Inc. (NASDAQ: NRPH) (“New River”) for $64 per New River share, or approximately $2.6 billion in total, in an all cash transaction unanimously recommended by the Boards of both companies.

In January 2005, Shire entered into a collaborative agreement with New River to develop and co-promote NRP104, now known as VYVANSE™ (lisdexamfetamine dimesylate) for Attention Deficit and Hyperactivity Disorder (“ADHD”), before Phase 2 data were available for the drug. In December 2006, New River received a second approvable letter for VYVANSE from the US Food and Drug Administration (“FDA”) and, as previously announced, Shire plans to launch VYVANSE for the pediatric indication and file a supplemental New Drug Application (“sNDA”) for the adult indication in the second quarter of 2007. Shire is confident that the final terms of the expected FDA approval will provide a strong and differentiated platform for the successful launch of VYVANSE.

The acquisition of New River will allow Shire to capture the full economic value of VYVANSE, and gain control of the future development and commercialization of this product. This is consistent with Shire’s already stated focus on the growing ADHD market and allows the Company to progress and benefit from its successful strategy of acquiring, developing and marketing specialty products. In addition, the acquisition will provide Shire with access to potentially attractive new specialty drug candidates and technology.

The acquisition is structured as a tender offer for all outstanding shares of New River followed by a merger. The acquisition is subject to the approval of Shire’s shareholders as well as the satisfaction of certain customary conditions, including the tender of a majority of the outstanding New River shares on a fully-diluted basis and the expiration or earlier termination of the Hart-Scott-Rodino waiting period. We expect the tender offer to be commenced by March 2, 2007 and to close early in April 2007, unless extended. The tender offer is not subject to a financing contingency. Mr R.J. Kirk, New River’s CEO, who beneficially owns 50.2% of the total outstanding shares of New River common stock (or 46% on a fully diluted basis) has agreed pursuant to a tender and support agreement with Shire that he will tender his shares in the tender offer.

Registered in England 5492592 Registered Office as above

Shire Chief Executive Officer, Matthew Emmens, said:

“This is an important and complementary acquisition that gives us full control of VYVANSE, a novel drug. We are confident and expect that the final labeling will provide patients and physicians with real benefits that differentiate this compound from other ADHD products. It will enable us to drive the launch and future development of VYVANSE and gain the full economic benefits of the drug. Based on VYVANSE’s expected profile, we believe it has the potential to be the next generation stimulant product to ADDERALL XR®. This acquisition continues our leadership position in the growing US ADHD market, improves our operating margins, significantly enhances our earnings growth from late 2009 and delivers on our overall global growth strategy. The combined debt and equity financing announced today enables us to both acquire New River and retain the financial flexibility to make further acquisitions that will continue to drive Shire’s growth.”

Acquisition Rationale:

VYVANSE represents the future flagship product for ADHD

  Shire is confident in its ability to make VYVANSE the leading treatment in the ADHD market and, as Shire has demonstrated historically, to transition successfully the majority of patients from its current market leading product (ADDERALL XR) to the next generation prodrug ADHD product (VYVANSE)
  VYVANSE, as a New Chemical Entity (NCE), represents an important innovation in ADHD treatment with a favorable therapeutic profile for pediatric ADHD patients
  In clinical studies designed to measure duration of effect, VYVANSE provided significant efficacy compared to placebo for the full treatment day, up to, through and including 6:00 pm
  In two clinical human drug abuse studies, VYVANSE produced subjective responses on a scale of “Drug Liking Effects” (DLE) that were significantly less than d- amphetamines in the case of oral administration and less in the case of intravenous administration at equivalent dosages. DLE is used in clinical abuse studies to measure relative preference among known substance abusers
  VYVANSE has robust intellectual property with patent protection through to June 2023 in the US and through to June 2024 in Europe

Opportunity to fully control development and commercialization strategy for VYVANSE

  Shire can leverage its ADHD expertise to maximize the value of VYVANSE’s development program, including pursuing further studies in ADHD and additional product indications
  Establishes a single voice to the key opinion leaders for the product, based on Shire’s already strong ADHD position in the US. Consistent marketing program to be delivered through a single experienced sales organization
  Enhances Shire’s existing excellent relationship with ADHD physicians and the patient community
  Opportunity to maximize VYVANSE’s potential in North America and Europe

Attractive market opportunities

  Current US ADHD market worth $3.3 billion with current estimated yearly market prescription volume growth at 4% which Shire expects to rise to 6% with the introduction of new products
  Major opportunity in adult ADHD market
    Currently makes up close to 40% of total prescriptions and adult prescription volume grew 9% over 2005
    Market data estimates that 75% of adult ADHD patient population in the US remain undiagnosed, under-treated or untreated
  Major opportunities for ADHD in growing European markets
    Shire plans to file VYVANSE for European approvals for pediatric indication in 2009

Acquisition allows Shire to capture fully the future profits of VYVANSE. It is expected to enhance significantly Shire’s medium and long-term earnings per share (EPS) growth

  Significantly enhances Shire’s operating margin through elimination of VYVANSE’s profit share and royalties
  Expected to be cash EPS and US GAAP EPS neutral in 2009 and significantly earnings enhancing from late 2009
  Effective use of Shire’s balance sheet and cash generation
  Shire retains financial flexibility to make further acquisitions

Adds to Shire’s product pipeline and broadens technology platform

  NRP290 (phase 2 for acute pain)
  NRP409 (pre-clinical) for use in treatment of hypothyroidism
  Ownership of patented CARRIERWAVE™ platform technology, with potential application in reduced drug abusability

A circular providing further details of the acquisition and convening an Extraordinary General Meeting of Shire shareholders will be posted to Shire shareholders in due course.

Shire also announces today its results for the twelve months to December 31, 2006, which demonstrate the continued strong growth of its ADHD portfolio. Please refer to the separate press release.

Analysts’ conference calls and presentation

A conference call will be held for analysts at 12noon GMT / 7am EDT today, February 20, 2007. Please dial USA / Canada toll free: 1 866 793 4279 or UK toll free 0800 358 2705 or Standard International Dial In: +44 (0) 20 8609 0205, password: 292846#.

There will also be a live audio webcast at www.Shire.com.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas and Brian Piper (North America)	+1 484 595 8252

Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Matt Cabrey (North America	+1 484 595 8248

Shire plc

Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on ADHD, human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.Shire.com.

About New River

New River Pharmaceuticals Inc. is a specialty pharmaceutical company developing pharmaceuticals that are generational improvements of widely prescribed drugs in large and growing markets. New River was founded in 1996 by R.J. Kirk, Chairman and Chief Executive Officer, who is the principal shareholder with 50.2% of the outstanding shares of New River common stock (46% on a fully diluted basis).

New River is developing new molecular entities that are derivatives of public domain active compounds using its proprietary CARRIERWAVE technology.

New River currently has three active programs in clinical or pre-clinical development stages:

  VYVANSE, New River’s principal product candidate, is under FDA review for the treatment of ADHD in pediatric populations
  NRP290 (Phase 2) is being developed to treat acute pain and is intended to be a safer, more abuse-resistant and more effective alternative to currently marketed opioids
  NRP409 (pre-clinical) is being developed as a replacement or supplemental therapy in patients with primary hypothyroidism and other indications

As at October 1, 2006 New River had total assets of $169,915,935. For the nine months ended October 1, 2006 New River reported collaboration revenues of $31,850,530 and recorded an operating loss of $12,375,644 (operating loss for full year 2005: $31,751,617).

The Management of New River comprises of R.J. Kirk, Chairman and Chief Executive, Krish Krishnan, Chief Operating Officer and Chief Financial Officer, Garen Z. Manvelian M.D., Chief Medical Officer, John K. Thottathil, Ph.D. - Chief Scientific Officer, Suma M. Krishnan, Vice President, Product Development, Samir D. Roy Ph.D, Vice President, Formulation and Manufacturing, Clifton R. Hendon II, Vice President, Finance and Controller, and James P. Shaffer, Vice President, Sales and Marketing.

Background to collaboration between New River and Shire

In January 2005 Shire entered into a collaborative agreement with New River for the development of VYVANSE for the treatment of ADHD, before Phase 2 data were available for the drug. On 21 December 2006, the FDA issued a second approvable letter to New River for VYVANSE and, following this, Shire is preparing for the US launch of the pediatric indication of VYVANSE in the second quarter of 2007.

The US Prescription Drug User Fee Act date for the pediatric indication of this drug is 24 February 2007. The FDA has proposed that VYVANSE be classified as a Schedule II controlled substance under the US Controlled Substances Act. This proposal has been submitted to the US Drug Enforcement Administration (DEA) and a final scheduling decision is anticipated within two months of approval. Once VYVANSE receives final scheduling designation by the DEA, it will be available in three dosage strengths: 30 mg, 50 mg and 70 mg, all indicated for once-daily dosing.

While both companies have jointly developed VYVANSE to date, a launch strategy driven by a single organization with substantial experience in the ADHD market will maximize the potential for the product. In particular, Shire’s longstanding patient and physician relationships established over the last decade through the ADDERALL franchise will be fully leveraged to ensure optimal positioning of VYVANSE in North America and Europe.

VYVANSE is an innovative drug that addresses significant medical need and its unique technology could potentially limit the absorption to doses within the therapeutic range and make it less suitable for abuse.

Shire has successfully commercialized specialty pharmaceutical products in the major pharmaceutical markets of North America and Europe and it expects to leverage this capability to realize the full potential of VYVANSE.

Shire’s ADHD portfolio, VYVANSE’s potential and market dynamics

The current US ADHD market is estimated to be worth $3.3 billion with yearly prescription volume market growth at 4% in 2006 which Shire expects to rise to 6% in 2007 with the introduction of new products. Shire also expects the market to grow further in the future along with the expansion into new geographic areas and new patient populations.

Shire believes that there are major opportunities for ADHD in European markets and Shire plans to file VYVANSE for European approvals in 2009.

Market data estimates that 9.9 million adults in the US suffer from ADHD, and that 75% of these people remain undiagnosed, under-treated or untreated. The adult segment now makes up close to 40% of the new prescriptions written in the market place.

VYVANSE has been developed for adult as well as for pediatric use. Shire expects to file the sNDA for the adult indication in Q2 2007. If accepted as a sNDA the review period is expected to be 180 days.

Shire has a leading position in the US ADHD market with ADDERALL XR and DAYTRANA™, and also has two additional products in registration; SPD465 (high dose mixed-amphetamine salts for adults) and SPD503 (extended release guanfacine, non-

stimulant agent for pediatric use). With VYVANSE expected to replace ADDERALL XR, Shire’s portfolio of ADHD products will have a widespread position in this growing market.

Financial impact

The acquisition of New River is expected to enhance significantly Shire’s medium and long-term EPS growth. It will also allow Shire to fully capture the future profits of VYVANSE and improve operating margin performance.

The acquisition is expected to be cash EPS and US GAAP EPS neutral in 2009 and significantly earnings enhancing from late 2009.

It is anticipated that the value of the pediatric indication of VYVANSE (approximately $1bn) will be recognized as an intangible asset, together with an associated deferred tax liability of approximately $0.4bn on the balance sheet. The intangible asset will be amortized over its useful economic life (approximately 20 years). There will also be a one-time charge of approximately $2 bn on closing of the acquisition relating mainly to the write-off, under US GAAP, of the intangible asset value associated with the acquired in-process R&D pipeline (including the adult indication), together with some integration and transaction costs.

The financing announced today enables Shire to both acquire New River and retain financial flexibility to make further acquisitions in other areas that will continue to drive Shire’s growth.

Additional New River products

NRP290, New River’s most advanced compound (Phase 2) after VYVANSE, is a Conditionally Bioreversible Derivative (CBD) of hydrocodone, an opioid widely used in combination with other non-opioid analgesics to treat acute pain

  Acute pain usually lasts for a short time, typically not more than a month. Treatment for acute pain may consist of non-opioid analgesics and non-steroidal anti- inflammatory drugs. In more severe cases of acute pain, opioids are commonly prescribed. While opioids are the most effective drugs available for treating pain, there is increasing concern with respect to their potential for abuse and propensity for addiction
  Repeated administration of opioids, including hydrocodone, can create psychological addiction as well as increased tolerance resulting in the potential for overdose.
  Overdose can result in respiratory depression, coma, hypotension, cardiac arrestand death
  On June 28, 2005, New River filed an Investigational New Drug Application (IND) with the FDA. On September 12, 2005, New River presented the results of its first clinical trial on NRP290. Further clinical development is ongoing

NRP409 (pre-clinical) is being developed as a replacement or supplemental therapy in patients with primary hypothyroidism and other indications

  New River's CARRIERWAVE triiodothyronine (T3) hormone is being developed as a replacement or supplemental therapy in patients with primary hypothyroidism and other indications. The leading thyroid Hormone Replacement Therapies (HRTs) are based on tetraiodothyronine (T4), and require deiodination within the patient to convert to the more active hormone (T3). Patients demonstrate significant variability in their ability to convert the T4 hormone in the HRT into T3. This variability can arise as a function of age, stress or a variety of medical conditions. Commercially approved drugs based on T3, however, engender certain safety risks, most notably cardiovascular in nature
NRP409 will mark a significant improvement in thyroid HRT by reducing the variability of the more active hormone's availability, while reducing the safety risk associated with other T3 based therapies
New River filed an IND for NRP409 in the second quarter of 2006

New River patented technology

In addition to the above products, the acquisition provides Shire access to New River’s CARRIERWAVE technology. This proprietary technology enables the design of proprietary compounds consisting of active pharmaceutical ingredients bound to adjuvants. The adjuvants are comprised of various substances such as peptides, amino acids, lipids and nucleic acids. New River believes that the breakdown of the active from the adjuvant occurs at specifically targeted sites of enzymatic activity in the body. In the case of its current CARRIERWAVE compounds, the site of enzymatic activity is primarily in the gastrointestinal tract. At the target site, enzymes hydrolyze or cleave the adjuvant from the active pharmaceutical ingredient, releasing the active pharmaceutical ingredient into circulation.

New River believes that the CARRIERWAVE technology has particular application in overcoming the drawbacks associated with drugs of abuse and addiction, like amphetamines and opioids while providing efficacy similar to currently marketed versions. CBDs are intended for oral delivery. In the case of amphetamines and opioids, they are designed to limit the release of the active pharmaceutical ingredient from the CBD at greater than therapeutically prescribed amounts, and to be inactive when administered other than orally.

Terms of the Transaction

The acquisition will be effected pursuant to a merger agreement (Merger Agreement). Under the terms of the Merger Agreement, a subsidiary of Shire will commence a tender offer for all outstanding shares of New River common stock at a price of $64 per share in cash no later than March 2, 2007. Following the completion of the tender offer, any remaining shares of New River will be acquired in a cash merger at the same price. The transaction values New River’s share capital as of the date of the Merger Agreement, at $2.6 billion on a fully diluted basis. The acquisition price represents a premium of approximately:

  10% to New River’s closing share price of $58.35 on February 16, 2007 (being the last business day prior to this announcement); and
  14% to $55.92, the average New River closing share price over the four weeks prior to the date of this announcement.

The transaction has been unanimously recommended by the boards of both companies. The acquisition is structured as a tender offer for all outstanding shares of New River followed by a merger. The acquisition is subject to the approval of Shire’s shareholders as well as the satisfaction of certain customary conditions, including the tender of a majority of the outstanding New River shares on a fully-diluted basis and the expiration or earlier termination of the Hart-Scott-Rodino waiting period. We expect the tender offer to be commenced by March 2, 2007 and to close early in April 2007, unless extended.

The Merger Agreement contains provisions relating to the payment of break fees by Shire and New River. New River is obliged to pay Shire $70 million and reimburse Shire for up to $8 million in expenses in the event that the merger is terminated in specified circumstances. Shire is obliged to pay New River $70 million and reimburse New River for up to $8 million in expenses in the event that the Merger Agreement is terminated as a result of, among other things, (i) Shire shareholders not approving the acquisition, (ii) the board of directors of Shire changing its recommendation in respect of the transaction, or (iii) the board of directors of Shire not complying with its obligations under the Merger Agreement to convene an Extraordinary General Meeting of Shire shareholders.

R.J. Kirk, New River’s CEO, owns 50.2% of the outstanding shares of New River common stock (46% on a fully diluted basis), has agreed, pursuant to a tender and support agreement with Shire that, he will tender his shares in the tender offer. If the Merger Agreement is terminated, however, including by reason of New River accepting an offer from a third party that the New River board of directors deems to be superior to the transactions contemplated by the Merger Agreement, the tender and support agreement also terminates.

Financing of the Transaction

The total consideration for the acquisition of New River amounts to approximately $2.6 billion in cash. Shire has entered into new bank facilities of $2.3 billion to provide part of the finance for the acquisition. This new facility is conditional upon, amongst other things, approval being given by Shire shareholders at an Extraordinary General Meeting for the Shire Group to exceed the limit on its aggregate borrowings set out in Shire’s Articles of Association.

Shire also intends to raise approximately $800 million through an equity financing.

Financial information and current results

Shire today announced its preliminary results for the 2006 financial year. In 2006, Shire achieved total revenues of $1,796 million and net income of $278 million. Fully diluted earnings per ordinary share for 2006 were 54.6 cents. As of December 31, 2006 Shire had $1,127 million in cash and cash equivalents. For 2007 guidance and further information, please refer to Shire’s 2006 year end earnings release or visit: www.Shire.com.

Goldman Sachs, Morgan Stanley and Deutsche Bank acted as financial advisors to Shire in relation to the acquisition.

Additional Information

The tender offer described in this press release has not yet commenced, and this press release is neither an offer to purchase nor a solicitation of an offer to sell New River common stock. Investors and security holders are urged to read both the tender offer statement and the solicitation/recommendation statement regarding the tender offer described in this report when they become available because they will contain important information. The tender offer statement will be filed by a subsidiary of Shire with the Securities and Exchange Commission (SEC), and the solicitation/recommendation statement will be filed by New River with the SEC. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed by Shire or New River with the SEC at the website maintained by the SEC at www.sec.gov. The tender offer statement and related materials may be obtained for free by directing such requests to Shire at Hampshire International Business Park, Chineham, Basingstoke, Hampshire, England, RG24 8EP, attention: Investor Relations. The solicitation/recommendation statement and such other documents may be obtained by directing such requests to New River at 1881 Grove Avenue, Radford, Virginia 24141, attention: Director of Corporate Communications.

General

This announcement is for information only and does not constitute an offer or invitation to acquire or dispose of any securities or investment advice in any jurisdiction. Past performance is no guide to future performance and persons needing advice should consult an independent financial adviser.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to: risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization; the impact of competitive products, including, but not limited to the impact of those on Shire’s ADHD franchise; patents, including but not limited to, legal challenges relating to Shire’s ADHD franchise; government regulation and approval, including but not limited to the expected product approval dates of SPD503 (guanfacine extended release) (ADHD), SPD465 (extended release of mixed amphetamine salts) (ADHD), and VYVANSE (NRP104) (lisdexamfetamine dimesylate) (ADHD), including its scheduling classification by the Drug Enforcement Administration in the United States; Shire’s ability to complete, and achieve anticipated benefits from the acquisition of New River Pharmaceuticals; Shire’s ability to secure new products for commercialization and/or development; and other risks and uncertainties detailed from time to time in Shire’s filings with the Securities and Exchange Commission.

Statements regarding future earnings or earnings per share or the growth of either of these should not be interpreted to mean that earnings or earnings per share will necessarily be greater in any financial period than for the relevant preceding financial period

Goldman Sachs, Morgan Stanley and Deutsche Bank are acting exclusively for Shire and no one else in relation to the matters described in this announcement and will not be responsible to anyone other than Shire for providing the protections afforded to customers of Goldman Sachs, Morgan Stanley or Deutsche Bank or for providing advice in relation to the acquisition or in relation to any transaction, arrangement or other the matters referred to in this announcement.

Definitions

The following definitions apply throughout this announcement unless the context otherwise requires:

“Deutsche Bank”	means Deutsche Bank AG, London Branch;
“Goldman Sachs”	means Goldman Sachs International;
“Morgan Stanley”	means Morgan Stanley & Co. International Limited;
“New River”	means New River Pharmaceuticals, Inc.;
“Shire”	means Shire plc, a public limited company incorporated under the laws of England and Wales;
“US GAAP”	means generally accepted accounting principles in the United States;
“United States”	means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;
References to “$” are to the lawful currency of the United States of America.

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